Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Second Quarter 2016 Results

Record Operational and Safety Performance
Significant Improvements to Liquidity and Capital Structure
Repurchased $940 Million Aggregate Principal Amount of Senior Notes
Raised $586 Million of Net Proceeds Through Equity Offering
Expense Management Plans On Track
London, England, 27 July 2016 … Ensco plc (NYSE: ESV) today reported earnings per share of $2.04 for second quarter 2016 compared to $1.11 a year ago. Results from discontinued operations were zero cents per share in second quarter 2016 and a loss of $0.04 per share last year. Earnings per share from continuing operations in second quarter 2016 were $2.04 compared to $1.15 a year ago.
Several items in continuing operations influenced these comparisons:

•	$261 million or $0.83 per share gain included in second quarter 2016 other income related to the repurchase of $940 million aggregate principal amount of senior notes

•	$205 million or $0.70 per share of early contract termination settlements included in second quarter 2016 revenue:

◦	$185 million for ENSCO DS-9 effective May 2016

◦	$20 million for ENSCO 8503 effective June 2016

•	$7 million or $0.03 per share loss included in second quarter 2015 other expense related to a previously reported debt retirement

Chief Executive Officer and President Carl Trowell said, “We took further proactive steps to improve our capital structure and liquidity during the second quarter. We repurchased $861 million of senior notes at a 28% discount through a tender and another $79 million of senior notes at a 21% discount on the open market. Additionally, we raised $586 million of net proceeds through a 65.6 million share offering. As a result, we increased liquidity to more than $4 billion at quarter end, composed of $1.8 billion of cash and short-term investments and a fully available $2.25 billion revolving credit facility, which provides us with enhanced capital management flexibility as we navigate through the market downturn. Our leverage ratio also improved significantly due to these actions.”

Mr. Trowell added, "We achieved record operational utilization of 99% for the fleet during the quarter and set a new safety record for the first half of the year. Our expense management plans remain on track to achieve our cost savings targets."

Second Quarter Results

Continuing Operations
Revenues were $910 million in second quarter 2016 compared to $1.059 billion a year ago primarily due to a decline in reported utilization to 61% from 76% in second quarter 2015. Revenues benefited from $205 million of early contract termination settlements in second quarter 2016 as noted above. The average day rate for the fleet declined to $195,000 in second quarter 2016 from $237,000 a year ago.

Contract drilling expense declined 30% to $350 million from $503 million last year due to fewer rig operating days and disciplined expense management.

Depreciation expense declined to $112 million from $141 million in second quarter 2015 due to non-cash asset impairments recorded in fourth quarter 2015, partially offset by newbuilds joining the active fleet. General and administrative expense declined to $27 million in second quarter 2016 from $30 million last year, mostly due to reduced compensation costs.

Other income was $210 million compared to other expense of $55 million a year ago. The year-to-year comparison was influenced by a $261 million gain from the purchase of $940 million aggregate principal amount of senior notes at a discount during second quarter 2016 and a $7 million loss to complete a previously reported debt retirement in second quarter 2015. Interest expense in second quarter 2016 was $54 million, net of $13 million of interest that was capitalized, compared to interest expense of $51 million in second quarter 2015, net of $27 million of interest that was capitalized.

The effective tax rate was 5.8% in second quarter 2016 compared to 17.5% a year ago. Excluding discrete items such as debt repurchases and early contract termination settlements in second quarter 2016 noted above, the effective tax rate was 19.9% compared to 17.5% a year ago. The year-to-year comparison was influenced by the mix of earnings from various tax jurisdictions.
Discontinued Operations
Discontinued operations include one floater and one jackup held for sale, as well as rigs and other assets no longer on the Company’s balance sheet. The net loss from discontinued operations was $0.2 million for second quarter 2016 compared to $10 million a year ago. Second quarter 2015 results included a pre-tax loss on impairment of $7 million.

Segment Highlights for Continuing Operations

Floaters
Floater revenues were $636 million in second quarter 2016 compared to $634 million last year. Excluding $205 million related to early contract termination settlements previously noted, revenues declined 32%. This year-to-year decline in revenues was mostly due to lower utilization in the U.S. Gulf of Mexico and a decline in the average day rate to $360,000 from $417,000 a year ago. Reported utilization was 57% compared to 76% a year ago. Adjusted for uncontracted rigs and planned downtime, operational utilization was a record 99% compared to 92% last year.

Floater contract drilling expense declined 25% to $209 million in second quarter 2016 from $278 million a year ago. Rig operating days declined year-to-year along with lower unit labor and repair and maintenance costs.

Jackups
Jackup revenues were $251 million compared to $384 million a year ago, mostly due to fewer rig operating days and a decline in average day rates to $112,000 from $140,000 a year ago. Reported utilization was 63% compared to 77% in second quarter 2015. Adjusted for uncontracted rigs and planned downtime, operational utilization in second quarter 2016 was 99% compared to 98% a year ago.

Contract drilling expense declined 37% to $122 million from $193 million last year. This decline in contract drilling expense was mostly due to fewer rig operating days as well as lower unit labor and repair and maintenance costs.

Other
Other is composed of managed drilling rigs. Revenues declined to $22 million from $41 million in second quarter 2015. Contract drilling expense declined to $19 million from $32 million a year ago. The completion of three managed jackup contracts in Mexico drove these revenue and contract drilling expense declines.

	Second Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2016	2015	Chg	2016	2015	Chg	2016	2015	Chg	2016	2015	2016	2015	Chg

Revenues	636.4	634.3	—%	251.3	384.1	(35)%	21.9	40.6	(46)%	—	—	909.6	1,059.0	(14)%
Operating expenses
Contract drilling	208.6	277.7	(25)%	122.3	192.7	(37)%	19.3	32.2	(40)%	—	—	350.2	502.6	(30)%
Depreciation	77.8	94.4	(18)%	30.1	43.6	(31)%	—	—	—	4.5	2.5	112.4	140.5	(20)%
General and admin.	—	—	—	—	—	—	—	—	—	27.4	29.7	27.4	29.7	(8)%
Operating income	350.0	262.2	34%	98.9	147.8	(33)%	2.6	8.4	(69)%	(31.9)	(32.2)	419.6	386.2	9%

Financial Position — 30 June 2016

•	$4.1 billion of contracted revenue backlog excluding bonus opportunities

•	$4.05 billion of liquidity
◦$1.8 billion of cash and short-term investments
◦$2.25 billion available revolving credit facility

•	No debt maturities until second quarter 2019

•	$4.9 billion of long-term debt — down from $5.9 billion at 31 December 2015

•	28% net debt-to-capital ratio (net of $1.8 billion of cash and short-term investments)

Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Thursday, 28 July 2016, to discuss second quarter 2016 results. The call will be webcast live at www.enscoplc.com. Alternatively, callers may dial 1-855-239-3215 from within the United States and +1-412-542-4130 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call 20 minutes before the scheduled start time. Callers may avoid delays by pre-registering to receive a dial-in number and PIN at http://dpregister.com/10082983.

A webcast replay and transcript of the call will be available at www.enscoplc.com. A replay will also be available through 28 August 2016 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10082983).

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 28 years, the company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research - the sixth consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and a leading premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance, effective tax rate, day rates and backlog, estimated rig availability; rig commitments and contracts; contract duration, status, terms and other contract commitments; letters of intent or letters of award; scheduled delivery dates for rigs; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; our intent to sell or scrap rigs; and general market, business and industry conditions, trends and outlook. Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity;

governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); the cancellation of letters of intent or letters of award or any failure to execute definitive contracts following announcements of letters of intent or letters of award; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication and actual contract commencement dates; cybersecurity risks and threats; and the occurrence or threat of epidemic or pandemic diseases or any governmental response to such occurrence or threat. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:        Sean O’Neill
Vice President - Investor Relations and Communications
713-430-4607

Nick Georgas
Senior Manager - Investor Relations
713-430-4490

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2016	2015	2016	2015

OPERATING REVENUES	$909.6	$1,059.0	$1,723.6	$2,222.9
OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	350.2	502.6	713.9	1,020.9
Depreciation	112.4	140.5	225.7	277.6
General and administrative	27.4	29.7	50.8	59.8
	490.0	672.8	990.4	1,358.3
OPERATING INCOME	419.6	386.2	733.2	864.6
OTHER INCOME (EXPENSE)
Interest income	2.5	3.4	4.8	5.8
Interest expense, net	(54.0)	(51.2)	(119.1)	(103.6)
Other, net	261.4	(7.6)	259.6	(30.2)
	209.9	(55.4)	145.3	(128.0)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	629.5	330.8	878.5	736.6

PROVISION FOR INCOME TAXES	36.7	58.0	108.1	135.7

INCOME FROM CONTINUING OPERATIONS	592.8	272.8	770.4	600.9

LOSS FROM DISCONTINUED OPERATIONS, NET	(.2)	(10.1)	(1.1)	(10.3)

NET INCOME	592.6	262.7	769.3	590.6

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(2.0)	(2.4)	(3.4)	(5.6)

NET INCOME ATTRIBUTABLE TO ENSCO	$590.6	$260.3	$765.9	$585.0

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED
Continuing Operations	$2.04	$1.15	$2.92	$2.53
Discontinued Operations	—	(0.04)	—	(0.04)
	$2.04	$1.11	$2.92	$2.49

NET INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$580.8	$256.7	$753.9	$577.7

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	284.6	232.1	258.5	232.0
Diluted	284.6	232.2	258.5	232.1

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$790.3	$121.3
Short-term investments	1,010.0	1,180.0
Accounts receivable, net	408.0	582.0
Other	346.4	401.8
Total current assets	2,554.7	2,285.1

PROPERTY AND EQUIPMENT, NET	11,021.2	11,087.8

OTHER ASSETS, NET	189.1	237.6

	$13,765.0	$13,610.5

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$152.3	$224.6
Accrued liabilities and other	458.5	550.9
Total current liabilities	610.8	775.5

LONG-TERM DEBT	4,905.6	5,868.6

OTHER LIABILITIES	361.7	449.2

TOTAL EQUITY	7,886.9	6,517.2

	$13,765.0	$13,610.5

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Six Months Ended June 30,

	2016	2015

OPERATING ACTIVITIES
Net income	$769.3	$590.6
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
(Gain) loss on debt extinguishment	(260.8)	33.5
Depreciation expense	225.7	277.6
Discontinued operations, net	1.1	10.3
Other	23.3	29.2
Changes in operating assets and liabilities	41.6	(50.2)
Net cash provided by operating activities of continuing operations	800.2	891.0

INVESTING ACTIVITIES
Maturities of short-term investments	1,032.0	757.3
Purchases of short-term investments	(862.0)	(650.0)
Additions to property and equipment	(209.4)	(913.9)
Other	7.6	1.1
Net cash used in investing activities of continuing operations	(31.8)	(805.5)

FINANCING ACTIVITIES
Reduction of long-term borrowings	(684.8)	(1,058.0)
Proceeds from equity issuance	585.5	—
Cash dividends paid	(5.5)	(70.5)
Proceeds from issuance of senior notes	—	1,078.7
Premium paid on redemption of debt	—	(30.3)
Debt financing costs	—	(10.5)
Other	(1.9)	(6.8)
Net cash used in financing activities	(106.7)	(97.4)

DISCONTINUED OPERATIONS
Operating activities	1.4	(4.2)
Investing activities	6.3	(0.6)
Net cash provided by (used in) discontinued operations	7.7	(4.8)

Effect of exchange rate changes on cash and cash equivalents	(.4)	.2

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	669.0	(16.5)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	121.3	664.8

CASH AND CASH EQUIVALENTS, END OF PERIOD	$790.3	$648.3

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Second Quarter		First Quarter
	2016	2015	2016

Rig Utilization(1)

Floaters	57%	76%	64%
Jackups	63%	77%	66%

Total	61%	76%	65%

Average Day Rates(2)

Floaters	$359,575	$417,463	$364,771
Jackups	111,791	139,797	118,138

Total	$194,754	$237,263	$208,117

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Non-GAAP Financial Measures (Unaudited)
To supplement our condensed consolidated financial statements presented on a GAAP basis, this press release provides investors with a net debt-to-capital ratio. Net debt is a non-GAAP financial measure defined as long-term debt less cash and short-term investments. We review net debt as part of our overall liquidity, financial flexibility, capital structure and leverage, and believe that this measure is useful to investors as part of their assessment of our business. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.